                                                                   EXHIBIT 10.10

                              EMPLOYMENT AGREEMENT

         This EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into effective as of October 27, 2003 (the "Effective Date"), by and between Forward Air Corporation, a corporation organized under the laws of the State of Tennessee (the "Company"), and Bruce A. Campbell (the "Executive").

         For and in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                  1. EMPLOYMENT. Subject to the terms and conditions of this Agreement, Executive shall be employed by the Company as President and Chief Executive Officer of the Company and shall perform such duties and functions for the Company and any company controlling, controlled by or under common control with the Company (such companies hereinafter collectively called "Affiliates") as shall be specified from time to time by the Board of Directors of the Company. Executive hereby accepts such employment and agrees to perform such executive duties as may be assigned to him.

                  2. DUTIES. Executive shall devote his full business related time and best efforts to accomplishing such executive duties at such locations as may be requested by the Board of Directors of the Company. While employed by the Company, Executive shall not serve as a principal, partner, employee, officer or director of, or consultant to, any other business or entity conducting business for profit without the prior written approval of the Board of Directors of the Company. In addition, under no circumstances will Executive have any financial interest in any competitor of the Company; provided, however, that Executive may invest in no more than 2% of the outstanding stock or securities of any competitor whose stock or securities are traded on a national stock exchange of any country. Notwithstanding the foregoing, Company is aware that Executive currently serves as a director for Greene County Bancshares and Company expressly consents to Executive's service in that capacity.

                  3. COMPANY POLICIES. Executive shall be subject to and shall comply with all codes of conduct, personnel policies and procedures applicable to senior executives of the Company, including, without limitation, policies regarding sexual harassment, conflicts of interest and insider trading.

                  4. TERM. The term of this Agreement shall be for a period of three (3) years following the Effective Date (the "Term").

                  5. COMPENSATION AND BENEFITS. As compensation for his services during the Term of this Agreement, Executive shall be paid and receive the amounts and benefits set forth in subsections (a), (b), (c), and
         (d) below:

                  (a) BASE SALARY. An annual base salary ("Base Salary") of $300,000. Executive's salary shall be payable in accordance with the Company's regular payroll practices in effect from time to time for executive officers of the Company.


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

                  (b) BONUS. Executive shall be eligible for an annual cash bonus of up to a maximum of 50% of Executive's Base Salary (the "Year-End Bonus") to be paid to him in each calendar year with the determination of the Year-End Bonus, if any, to be based on the achievement of certain goals and Company performance criteria as established by the Board of Directors or a committee thereof. The Year-End Bonus for each calendar year shall be paid to Executive on or before February 28th of the immediately succeeding year.

                  (c) OTHER BENEFITS. Executive shall be entitled to vacation with pay, health insurance, fringe benefits, and such other employee benefits generally made available by the Company to its executive officers, in accordance with the established plans and policies of the Company, as in effect from time to time.

                  (d) STOCK OPTIONS. As of the Effective Date of this Agreement, Executive shall be granted 30,000 options under the Forward Air Corporation 1999 Stock Option and Incentive Plan (the "Stock Option Plan"). The exercise price of the options will be the fair market value of a share of stock on the Effective Date, as determined under the Stock Option Plan. Executive may not exercise these options until after the termination of Executive's employment with the Company. The terms and conditions of the options will be set forth in the Stock Option Agreement attached as Exhibit A to this Agreement and, such grant shall be made in accordance with the Stock Option Plan.

                  6. TERMINATION.

                  (a) BY EXECUTIVE. Executive may voluntarily terminate his employment hereunder at any time, to be effective 60 days after delivery to the Company of his signed, written resignation. The Company may accept said resignation and pay Executive in lieu of waiting for passage of the notice period.

                  (b) BY COMPANY. Subject to the terms of this Paragraph and Paragraph 6(c) below, the Company may terminate Executive's employment hereunder, in its sole discretion, whether with or without just cause (as defined in Paragraph 6(b)(vi) below and subject to the notice periods described therein), at any time upon written notice to Executive. If, prior to the end of the Term of this Agreement, the Company terminates Executive's employment without just cause (as defined below), the Executive shall be entitled to receive the compensation and benefits set forth in (i) through (iv) below.

                           (i) BASE SALARY. The Executive will continue to
                  receive his Base Salary (subject to withholding of all applicable taxes and any amounts referred to in paragraph
                  (iii) below) for a period of one (1) year, such payments to be made in the same manner paid as of the date of termination.

                           (ii) BONUS. Any bonus amounts that the Executive had
                  previously earned from the Company but which may not yet have been paid as of the termination shall not be affected by termination of Executive by the Company.

                           (iii) HEALTH INSURANCE COVERAGE. Any health insurance
                  benefits



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

                  coverage (including any executive medical plan, if any) provided to the Executive at his date of termination shall be continued by the Company at its expense at the same level and in the same manner as if his employment had not terminated beginning on the date of such termination and ending on the date one (1) year from the date of such termination. Any additional coverages the Executive had at termination, including dependent coverage, will also be continued for such period on the same terms. Any costs the Executive was paying for such coverages at the time of termination shall be paid by the Executive by separate check payable to the Company each month in advance. If the terms of any benefit plan referred to in this paragraph do not permit continued participation by the Executive, then the Company will arrange for other coverage at its expense providing substantially similar benefits. The coverages provided for in this paragraph shall be applied against and reduce the period for which COBRA will be provided.

                           (iv) EFFECT OF RESIGNATION. Executive hereby agrees
                  and acknowledges that if he voluntarily resigns from his employment, or is terminated for just cause, prior to the end of the Term of this Agreement, then he shall be entitled to no payment or compensation whatsoever (including without limitation, acceleration of option exercise) from the Company under this Agreement, other than as may be due him through his last day of employment.

                           (v) DEFINITION OF "CAUSE". For purposes of this
                  Agreement, the phrase "for just cause" shall mean: (A) Executive's material fraud, malfeasance, self-dealing, embezzlement or dishonesty with respect to business affairs of the Company which is directly or materially harmful to the business or reputation of the Company or any subsidiary of the Company; (B) Executive's conviction of or failure to contest prosecution for a felony or a crime involving moral turpitude;
                  (C) Executive's material breach of this Agreement; (D) failure of Executive, after reasonable notice, promptly to comply with any valid and legal directive of the Board of Directors; or
                  (E) a failure by Executive to perform adequately his responsibilities under this Agreement as demonstrated by objective and verifiable evidence showing that the business operations under Executive's control have been materially harmed as a result of Executive's gross negligence or willful misconduct. A termination of Executive for just cause based on clause (C), (D) or (E) of the preceding sentence shall take effect 30 days after the Executive receives from the Company written notice of intent to terminate and Company's description of the alleged cause, unless Executive shall, during such 30-day period, remedy the events or circumstances constituting cause; provided, however, that such termination shall take effect immediately upon the giving of written notice of termination of just cause under any clause if the Company shall have determined in good faith that such events or circumstances are not remediable (which determination shall be stated in such notice).

                  (c) BY DEATH OR DISABILITY. If Executive's employment is terminated due to Executive's death, the Executive's surviving spouse, or if none, his estate, shall receive the benefits payable under (i) and (ii) of Paragraph 6(b) above; provided, however, such payments shall be made in a lump sum payment within 60 days of the Executive's death. In addition, if the



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

Executive's dependents are eligible to and actually elect to continue under COBRA any coverages provided under Paragraph 6(b)(iii), the Company shall pay the cost of such COBRA coverage for the period remaining under Paragraph 6(b)(iii). If Executive's employment is terminated due to Executive's disability (as defined in the Company's long-term disability plan or insurance policy, or if no such plan or policy exists, as determined in good faith by the Board of Directors of the Company). Executive shall be entitled to the benefits payable or to be provided under (i), (ii), (iii), and (iv) of Paragraph 6(b). Executive or his estate, as the case may be, shall not by operation of this paragraph forfeit any rights in which he is vested at the time of his death or disability.

                  (d) SURVIVAL. Upon termination of Executive's employment for any reason whatsoever (whether voluntary on the part of Executive, for just cause, or other reasons), the obligations of Executive pursuant to paragraphs 7 and 8 hereof shall survive and remain in effect for the periods described in Paragraph 7.

                  7. COMPETITION, CONFIDENTIALITY, AND NONSOLICITATION. Executive agrees to execute and be bound by the terms and conditions of the Noncompetition Agreement attached hereto as Exhibit B, which is hereby made a part of this Agreement.

                  8. INJUNCTIVE RELIEF. The Executive acknowledges that his services to be rendered to the Company are of a special and unusual character which have a unique value to the Company, the loss of which cannot adequately be compensated by damages in an action at law. Executive further acknowledges that any breach of the terms of Paragraph 7, including Exhibit B, would result in material damage to the Company, although it might be difficult to establish the monetary value of the damage. Executive therefore agrees that the Company, in addition to any other rights and remedies available to it, shall be entitled to obtain an immediate injunction (whether temporary or permanent) from any court of appropriate jurisdiction in the event of any such breach thereof by Executive, or threatened breach which the Company in good faith believes will or is likely to result in irreparable harm to the Company. The existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of Executive's agreement under this Paragraph and Paragraph 7 above.

                  9. CHANGE OF CONTROL.

                  (a) DEFINITION. A "Change of Control" shall be deemed to have taken place if:

                           (i) any person or entity, including a "group" as
                  defined in Section 13(d)(3) of the Securities Exchange Act of 1934, other than the Company, a wholly-owned subsidiary thereof, or any employee benefit plan of the Company or any of its subsidiaries becomes the beneficial owner of Company securities having 50% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company (other than as a result of the issuance of securities initiated by the



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

                  Company in the ordinary course of business);

                           (ii) as the result of, or in connection with, any
                  cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, the holders of all the Company's securities entitled to vote generally in the election of directors of the Company immediately prior to such transaction constitute, following such transaction, less than a majority of the combined voting power of the then-outstanding securities of the Company or any successor corporation or entity entitled to vote generally in the election of the directors of the Company or such other corporation or entity after such transactions; or

                           (iii) the Company sells all or substantially all of
                  the assets of the Company.

                  (b) EFFECT OF CHANGE OF CONTROL. In the event of a Change of Control, Executive immediately shall be entitled to a Change of Control Benefit as follows: (i) an amount equal to Executive's Base Salary over a 12 month period, payable in installments as normal payroll over the 24 months following the date of the Change of Control ; (ii) the payment of the maximum amount Executive may earn as a Year-End Bonus; (iii) any unpaid portion of the Year-End Bonus for prior calendar years, accrued and unpaid vacation pay, unreimbursed expenses incurred and any other benefits owed to Executive pursuant to any written employee benefit plan or policy of the Company; (vi) the vested portion of Executive's stock options and the acceleration and immediate vesting of any unvested portion of Executive's stock options; and (v) continued coverage during the 12 month period following the date of the Change in Control under the Company's employee medical and life insurance plans. Executive shall have two
(2) years from the date of the Change of Control to exercise all vested stock options.

                      Payment of the Change of Control Benefit shall not otherwise affect the terms and conditions of this Agreement and its Exhibits, all of which shall remain in full force and effect. Without limiting the generality of the foregoing, after a Change of Control, Executive shall be employed as the President and Chief Executive Officer of the Company until this Agreement is terminated pursuant to the provisions of Section 6 hereof (including termination by Executive pursuant to Section 6(a) on 60 days notice). Executive shall be entitled to the compensation and benefits provided for in
Section 5 until this Agreement is terminated to the same extent as if there had been no Change of Control. Upon termination, Executive and Company shall be released from any further duties and responsibilities under this Agreement, except as set forth in this Section 9(b) and in Sections 7, 8 and 10 of this Agreement and as set forth in Exhibits A and B hereto.


                  10. MISCELLANEOUS.

                  (a) NOTICE. Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and shall be deemed to have been duly given when delivered personally or seven days after mailing if mailed first class by registered or certified mail, postage prepaid, addressed as follows:



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

         If to the Company:         Forward Air Corporation
                                    430 Airport Road
                                    Greeneville, TN 37745
                                    Attention: Legal Department

         If to the Executive:       Bruce A. Campbell
                                    260 Regency Place
                                    Greeneville, TN 37745

         or to such other address as either party may designate by notice to the other.


                  b) ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto with respect to the Executive's employment by the Company and supersedes and is in full substitution for the Employment Agreement, dated January 1, 1999, between the Company and Executive and any and all other prior understandings or agreements with respect to the Executive's employment.

                  c) AMENDMENT. This Agreement may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party or parties against whom or which enforcement of such waiver is sought. The failure of either party hereto to comply with any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by either party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision, or a waiver of the provision itself, or a waiver of any other provision of this Agreement.

                  d) BINDING EFFECT. This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, heirs, executors, administrators and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by the Executive or the Company, except for assignment by the Company to any wholly owned subsidiary.

                  e) SEVERABILITY AND MODIFICATION. If any provision of this Agreement or portion thereof is so broad, in scope or duration, so as to be unenforceable, such provision or portion thereof shall be interpreted to be only so broad as is enforceable. In addition, to the extent that any provision of this Agreement as applied to either party or to any circumstances shall be adjudged by a court of competent jurisdiction to be void or unenforceable, the same shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement.

                  f) INTERPRETATION. This Agreement shall be interpreted, construed and governed by and under the laws of the State of Tennessee. Each party irrevocably (i) consents to the exclusive jurisdiction and venue of the courts of Greene County, State of Tennessee and federal courts in the Eastern District of Tennessee, in any action arising under or relating to this Agreement (including Exhibit B hereto), and (ii) waives any jurisdictional defenses (including personal jurisdiction and venue) to any such action. If any provision of this Agreement is deemed or held to be illegal, invalid, or unenforceable under present or future laws effective during the Term hereof, this Agreement shall be considered divisible and inoperative as to such provision to the extent it is deemed to be illegal, invalid or unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable there shall be added hereto automatically a provision as similar as possible to such illegal, invalid or unenforceable provision as shall be legal, valid or enforceable. Further, should any provision contained in this Agreement ever be reformed or rewritten by any judicial body of competent jurisdiction, such provision as so reformed or rewritten shall be binding upon the Executive and the Company.

                  g) FAILURE TO ENFORCE. The failure of either party hereto at any time, or for any period of time, to enforce any of the provisions of this Agreement shall not be construed as a waiver of such provision(s) or of the right of such party hereafter to enforce each and every such provision.

                  h) COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

                  i) NO CONFLICTING AGREEMENT. The Executive represents and warrants that he is not party to any agreement, contract or understanding which would prohibit him from entering into this Agreement or performing fully his obligations hereunder.

                  j) COOPERATION IN FUTURE MATTERS. Executive hereby agrees that, for a period of three (3) years following the date of his termination, he shall cooperate with the Company's reasonable requests relating to matters that pertain to Executive's employment by the Company, including, without limitation, providing information of limited consultation as to such matters, participating in legal proceedings, investigations or audits on behalf of the Company, or otherwise making himself reasonably available to the Company for other related purposes. Any such cooperation shall be performed at times scheduled taking into consideration Executive's other commitments, and Executive shall be compensated (except for cooperation in connection with legal proceedings) at a reasonable hourly or per diem rate to be agreed by the parties to the extent such cooperation is required on more than an occasional and limited basis. Executive shall also be reimbursed for all reasonable out of pocket expenses. Executive shall not be required to perform such cooperation to the extent it conflicts with any requirements of exclusivity of service for another employer or otherwise, nor in any manner that in the good faith belief of Executive would conflict with his rights under or ability to enforce this Agreement.

                  k) EXPENSES. The Company shall pay all reasonable attorneys' fees and expenses incurred by Executive in connection with the negotiation and preparation of this Agreement.




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

         IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date first written above.


                                         By:  /s/ Bruce A. Campbell
                                              ----------------------------------
                                         Bruce A. Campbell

                                         FORWARD AIR CORPORATION

                                         By:  /s/ Rodney L. Bell
                                              ----------------------------------

                                         Its:  V.P. & Controller
                                               ---------------------------------

                                    EXHIBIT A

                                OCTOBER ___, 2003

                        INCENTIVE STOCK OPTION AGREEMENT


To the Optionee (the "Optionee") executing the reference and signature page(s) (the "Signature Page") to this Incentive Stock Option Agreement (this "Agreement").


Dear Optionee:

This Agreement sets forth the terms under which Forward Air Corporation, a Tennessee corporation (the "Company"), has awarded you an option to purchase shares of the $0.01 par value common stock of the Company (the "Common Stock"). This Agreement, along with the Company's 1999 Stock Option and Incentive Plan (the "Plan"), Plan Prospectus, Insider Trading Policy and such additional documents as are approved by the Company, constitute the terms and conditions governing the grant of options hereunder. Terms not otherwise defined herein shall have the meanings set forth in the Plan.

This will confirm the agreement between the Company and the Optionee as follows:

         1. Grant of Option. Pursuant to the Plan, the Company grants to the Optionee the right and option (the "Option") to purchase all or any part of the number of shares of Common Stock set forth on the Signature Page (the "Shares"). The Option granted herein is an incentive stock option and is subject to the provisions of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

         2. Option Price. The option price per Share shall be the "Option Price per Share" as set forth on the Signature Page (the "Option Price"), representing one hundred percent (100%) of the Fair Market Value of a share of Common Stock as determined pursuant to the Plan as of the Grant Date set forth on the Signature Page.

         3. Term of Option. The term of the Option shall commence on the Grant Date and all rights to purchase Shares hereunder shall cease at 11:59 p.m. on the Expiration Date set forth on the Signature Page, subject to earlier termination as provided in the Plan and this Agreement. Except as may otherwise be provided in the Plan or this Agreement, Options granted hereunder may be cumulative and exercised as follows:

                  (a) Subject to the terms and conditions of the Plan and this Agreement, the Option shall vest on the dates set forth on the Signature Page, provided that the Optionee remains continually employed by the Company throughout such period; provided further, that the Option shall expire on the Expiration Date and must be exercised, if at all, on or before the Expiration Date. The Vesting Schedule for the Option is set forth on the Signature Page.

                  (b) For the purpose of this Agreement, the Optionee shall be deemed to be an eligible employee of the Company for so long as the Optionee is employed by the Company or a parent or subsidiary of the Company. A leave of absence (regardless of the reason therefor) shall be deemed to constitute the cessation of eligible employee status as of the commencement date of the leave.

                  (c) The Option shall become exercisable, to the extent that Shares have vested, upon the termination of Optionee's employment with the Company (the "Termination Date").

                  (d) The Option Price of the Shares as to which the Option shall be exercised shall be paid in full at the time of exercise (i) in cash or by certified check or by bank draft; (ii) by the delivery of previously owned unrestricted shares of Common Stock which shall have an aggregate Fair Market Value determined in accordance with the Plan equal to the Option Price and have been held by you for at least six (6) months; or (iii) any combination of the preceding. Except as provided in Section 5 hereof, the Option may not be exercised at any time unless the Optionee shall have been continuously, from the Grant Date to the date of the exercise of the Option, an employee of the Company or a parent or subsidiary of the Company. Additionally, notwithstanding anything in this Agreement to the contrary, the Option may be exercised at any given time only as to those Shares covered by the Option which have "vested" at such time, as set forth on the Vesting Schedule. The holder of the Option shall not have any of the rights of a shareholder with respect to Shares covered by the Option until such time, if ever, as such Shares of Common Stock are actually issued and delivered to the Optionee.

         4. Nontransferability. The Option shall not be transferable otherwise than by will or the laws of descent and distribution, and the Option may be exercised, during the lifetime of the Optionee, only by the Optionee. More particularly (but without limiting the generality of the foregoing), the Option may not be assigned, transferred (except as provided in Section 6 hereof), pledged or hypothecated in any way, shall not be assignable by operation of law and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the Option, shall be null and void and without effect.

         5. Termination of Option. In the event that the Optionee is terminated for just cause (as defined in the Employment Agreement between the Company and Optionee, dated October 27, 2003), the Option shall terminate on the Termination Date. If the Optionee dies while employed by the Company (or within the period of extended exercisability otherwise provided herein), or if the Optionee's employment terminates by reason of Disability or Retirement, the Option may be exercised by the Optionee, by the legal representative of the Optionee's estate, or by the legatee under the Optionee's will at any time until the expiration of the stated term of the Option. In the event that the employment of Optionee terminates (other than by reason of death, Disability, Retirement, or for just cause), the portion of the Option that is vested on the Termination Date may be exercised for a period of 90 days from such date or until the expiration of the stated term of the Option, whichever period is shorter. The Optionee shall be considered to be an employee of the Company for all purposes under this
Section 5 if the Compensation Committee determines that the Optionee is rendering substantial services as a part-time employee to the Company or any parent or subsidiary of the Company.

         6. Other Terminations or Expirations. Notwithstanding any other provision contained herein, in the event of a "Change of Control," as such term is defined in Section 9(a) of the Employment Agreement between the Company and Optionee of even date herewith, the Option shall immediately become fully vested and exercisable.

         7. Adjustments. The number and class of Shares subject to the Option, and the Option Price per Share (but not the total purchase price), and the minimum number of Shares as to which the Option may be exercised at any one time, shall all be proportionately adjusted in the event of any change or increase or decrease in the number of issued shares of Common Stock, without receipt of consideration by the Company, which result from a split-up or consolidation of shares, payment of a share dividend (in excess of two percent (2%)), a recapitalization, combination of shares or other like capital adjustment, so that, upon exercise of the Option, the Optionee shall receive the number and class of shares the Optionee would have received had the Optionee been the holder of the number of shares of Common Stock, for which the Option is being exercised, on the date of such change or increase or decrease in the number of issued shares of Common Stock. Subject to reorganization, merger or consolidation, the Option shall be proportionately adjusted so as to apply to the securities to which the holder of the number of Shares of Common Stock subject to the Option would have been entitled. Adjustments under this Section 7 shall be made by the Compensation Committee whose determination with respect thereto shall be final and conclusive. No fractional share shall be issued under the Option or upon any such adjustment.

         8. Notice. All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed, by United States certified or registered mail, prepaid, to the parties or their assignees, if to the Company, addressed to Forward Air Corporation, Attention: Legal Department, P.O. Box 1058, Greeneville, Tennessee 37744, and if to the Optionee, at the address set forth on the Signature Page (or such other address as shall be given in writing by either party to the other).

         9. Method of Exercising Option. Subject to the terms and conditions of this Agreement, the Option may be exercised by written notice to the Company, at its principal office in the State of Tennessee, which is set forth in Section 8 hereof. Such notice shall state the election to exercise the Option and the number of Shares in respect of which it is being exercised and by payment in full of the Option Price pursuant to Section 3 above, and the Company shall deliver a certificate or certificates representing the Shares subject to such exercise as soon as practicable after the notice shall be received. The certificate or certificates for the Shares as to which the Option shall have been so exercised shall be registered in the name of the person so exercising the Option and shall be delivered as provided above to or upon the written order of the person exercising the Option. In the event the Option shall be exercised by any person other than the Optionee in accordance with the terms hereof, such notice shall be accompanied by appropriate proof of right of such person to exercise the Option. All Shares that shall be purchased upon the exercise of the Option as provided herein shall be fully paid and nonassessable. The holder of the Option shall not be entitled to the privileges or share ownership as to any shares of Common Stock not actually issued and delivered to the Optionee.

         10. No Agreement to Employ. Nothing in this Agreement shall be construed to constitute or be evidence of any agreement or understanding, express or implied, on the part of the Company to employ or retain the Optionee for any specific period of time.

         11. Market Standoff Agreement. The Optionee agrees in connection with any registration of the Company's securities that, upon the request of the Company or the underwriters managing any public offering of the Company's securities, the Optionee will not sell or otherwise dispose of any Shares without the prior written consent of the Company or such underwriters, as the case may be, for a period of time (not to exceed 120 days) from the effective date of such registration as the Company or the underwriters may specify.

         12. Stop-Transfer Notices. The Optionee understands and agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate "stop-transfer" instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

         13. General. The Company shall at all times during the term of the Option reserve and keep available such number of shares of Common Stock as will be sufficient to satisfy the requirements of this Agreement, shall pay all original issue and transfer taxes with respect to the issue and transfer of shares pursuant hereto and all other fees and expenses necessarily incurred by the Company in connection therewith, and will from time to time use its best efforts to comply with all laws and regulations, which, in the opinion of counsel for the Company, shall be applicable thereto. To the extent that this Agreement differs from the terms of the Plan, the terms of the Plan shall control.

         If the foregoing correctly sets forth your understanding of the terms and conditions governing the subject matter of this Agreement, please sign the enclosed Signature Page to this Agreement in the place indicated and return it to the corporate office.

                                         Very truly yours,

                                         FORWARD AIR CORPORATION



                                         By:
                                             ------------------------
                                         Andrew C. Clarke
                                         Chief Financial Officer and
                                         Senior Vice President

                         REFERENCE AND SIGNATURE PAGE TO

                             FORWARD AIR CORPORATION

                        INCENTIVE STOCK OPTION AGREEMENT

                             DATED OCTOBER ___, 2003


BRUCE A. CAMPBELL
260 REGENCY PARK
GREENEVILLE, TN  37745

Pursuant to the terms and conditions of the Forward Air Corporation 1999 Stock Option Plan (the "Plan"), you have been granted a Non-Qualified Stock Option to purchase 29,607 shares of stock (the "Option") as outlined below.


              Granted To:  BRUCE A. CAMPBELL
                           SSN ###-##-####

           Date of Grant:  October 27, 2003

         Options Granted:  29,607
  Option Price per Share:  $30.3100          Total Cost to Exercise: $897,388.17

         Expiration Date:  October 27, 2013

        Vesting Schedule:  33+% per year for 3 years
                           9,869 on 10/27/2004
                           9,869 on 10/27/2005
                           9,869 on 10/27/2006


By my signature below, I hereby acknowledge receipt of the Option granted on the date shown above, which has been issued to me under the terms and conditions of the Plan. I further understand and agree that the Option is governed by the Plan, the Plan Prospectus, the Agreement, the Company's Insider Trading Policy, and that such documents have been furnished by or are available from the Company upon request. I also agree to conform to all of the terms and conditions of the Option and the Plan and understand that in order for the grant of the Option to be effective, I must indicate my acceptance of the Option by signing and delivering this Reference and Signature Page to the Forward Air Corporation Legal Department, P.O. Box 1058, Greeneville, TN 37744.

Signature:                                      Date:
           ---------------------------------          --------------------------
           BRUCE A. CAMPBELL

              Note: If there are any discrepancies in the name or address shown above, please make the appropriate corrections on this form.

                         REFERENCE AND SIGNATURE PAGE TO

                             FORWARD AIR CORPORATION

                        INCENTIVE STOCK OPTION AGREEMENT

                             DATED OCTOBER ___, 2003



BRUCE A. CAMPBELL
260 REGENCY PARK
GREENEVILLE, TN  37745

Pursuant to the terms and conditions of the Forward Air Corporation 1999 Stock Option Plan (the "Plan"), you have been granted an Incentive Stock Option to purchase 393 shares of stock (the "Option") as outlined below.

               Granted To:  BRUCE A. CAMPBELL
                            SSN ###-##-####

            Date of Grant:  October 27, 2003

          Options Granted:  393
   Option Price per Share:  $30.3100          Total Cost to Exercise: $11,911.83

          Expiration Date:  October 27, 2013

         Vesting Schedule:  33+% per year for 3 years
                            131 on 10/27/2004
                            131 on 10/27/2005
                            131 on 10/27/2006

By my signature below, I hereby acknowledge receipt of the Option granted on the date shown above, which has been issued to me under the terms and conditions of the Plan. I further understand and agree that the Option is governed by the Plan, the Plan Prospectus, the Agreement, the Company's Insider Trading Policy, and that such documents have been furnished by or are available from the Company upon request. I also agree to conform to all of the terms and conditions of the Option and the Plan and understand that in order for the grant of the Option to be effective, I must indicate my acceptance of the Option by signing and delivering this Reference and Signature Page to the Forward Air Corporation Legal Department, P.O. Box 1058, Greeneville, TN 37744.


Signature:                                      Date:
           ---------------------------------          --------------------------
           BRUCE A. CAMPBELL

              Note: If there are any discrepancies in the name or address shown above, please make the appropriate corrections on this form.

                                    EXHIBIT B


                            NONCOMPETITION AGREEMENT


         This NONCOMPETITION AGREEMENT (this "Noncompetition Agreement") is entered into as of October 27, 2003, between Forward Air Corporation (the "Company") and Bruce A. Campbell (the "Executive") contemporaneously with and as part of the Employment Agreement between the parties to which this Noncompetition Agreement is attached.

         REASONS FOR THIS NONCOMPETITION AGREEMENT: During Executive's relationship with the Company, Executive has learned, will learn, or has or will have access to, important proprietary information related to the operations and business of Forward Air Corporation and its subsidiaries and affiliates (collectively, the "Company's Business"). Executive acknowledges that the proprietary customer, operations, financial, and business information that has been or will be learned or accessible has been and will be developed through the Company's expenditure of substantial effort, time and money; and together with relationships developed with customers and employees, could be used to compete unfairly with the Company. The Company's ability to sell its products on a competitive basis depends, in part, on its proprietary information and customer relationships, and the Company would not share this information, provide training or promote Executive's relationship with customers if the Company believed that it would be used in competition with the Company, which non-disclosure would cause Executive's performance and opportunities to suffer.

         In consideration of employment or continued employment and other valuable consideration, the receipt and sufficiency of which are acknowledged, the Company and Executive agree:

         1. DEFINITIONS: For this Noncompetition Agreement, the following terms shall have the meaning specified below:

            (a) PERSON: any individual, corporation, limited liability company, partnership, joint venture, association, unincorporated organization or other entity.

            (b) TERMINATION DATE: the date of Executive's termination of employment from the Company, whether such termination is voluntary or involuntary, whether with or without cause, and whether before or after the expiration of the Term of the Executive's Employment Agreement.

            (c) CUSTOMERS: All customers of the Company who did business with the Company during the one year period immediately prior to the Executive's Termination Date.

            (d) CONFIDENTIAL INFORMATION: information, without regard to form, relating to the Company's customers, operation, finances, and business that derives value, actual or potential, from not being generally known to other Persons, including, but not limited to, technical or nontechnical data, formulas, patterns, compilations (including compilations of customer information), programs (including fulfillment and marketing programs), devices, methods (including fulfillment methods), techniques, processes, financial data (including sales forecasts), or lists of actual or potential customers or suppliers (including identifying information about those customers), whether or not reduced to writing. Confidential Information includes information disclosed to the Company by third parties that the Company is obligated to maintain as confidential. Confidential Information subject to this Noncompetition Agreement may include information that is not a trade secret under applicable law, but information not constituting a trade secret only shall be treated as Confidential Information under this Noncompetition Agreement for a two year period after the Termination Date.

            (e) TERRITORY: the term "Territory" as used in this Noncompetition Agreement means the continental United States and Canada. Executive acknowledges that Executive will provide services to Company and will have a substantial impact on the Company's Business throughout the Territory.

            (f) COMPETING BUSINESS: any Person (other than the Company) providing or offering goods or services identical to or reasonably substitutable for the Company's Business.

         2. CONFIDENTIAL INFORMATION: Executive shall use his best efforts to protect Confidential Information. During or after association with the Company, Executive will not use or disclose any of the Company's Confidential Information except in connection with his duties performed in accordance with his Employment Agreement or except with the prior written consent of the Chairman of the Board of the Company; provided, however, Executive may make disclosures required by a valid order or subpoena issued by a court or administrative agency of competent jurisdiction, in which event Executive will promptly notify the Company of such order or subpoena to provide the Company an opportunity to protect its interests.

         3. RETURN OF MATERIALS: On the Termination Date or for any reason or at any time at the Company's request, Executive will deliver promptly to the Company all materials, documents, plans, records, notes, or other papers and any copies in Executive's possession or control relating in any way to the Company's Business, which at all times shall be the property of the Company.

         4. SOLICITATION OF EMPLOYEES: During employment and for a period equal to the longer of (i) 12 months following his Termination Date or (ii) the period during which Executive is paid pursuant to the terms of his Employment Agreement, Executive will not solicit or induce or in any manner attempt to solicit or induce, any person employed by the Company to leave such employment, whether or not such employment is pursuant to a written contract with the Company or at will.

         5. SOLICITATION OF CUSTOMERS: During employment and for a period equal to the longer of (i) 12 months following his Termination Date or (ii) the period during which Executive is paid pursuant to the terms of his Employment Agreement, Executive will not solicit Customers for the purpose of providing or offering products or services identical to or reasonably substitutable for the Company's Business.

         6. LIMITATIONS ON POST-TERMINATION COMPETITION: During employment and for a period equal to the longer of (i) 12 months following his Termination Date or (ii) the period during which Executive is paid pursuant to the terms of his Employment Agreement, Executive will not, within the Territory, be employed or engaged by a Competing Business as a employee, director, executive, officer, manager, consultant or equivalent position.

         7. FURTHER LIMITATIONS: Notwithstanding any provision of this Noncompetition Agreement to the contrary, if Executive's employment is terminated (whether by the Company or by Executive) under circumstances that would entitle him to receive benefits under his agreement with the Company providing compensation and benefits for terminations following a "change in control" of the Company (as defined in such agreement), then the time periods in Paragraphs 5 and 6 above shall be reduced to 12 months.

         8. DISPARAGEMENT: Executive shall not at any time make false, misleading or disparaging statements about the Company, including its products, management, employees, and customers.

         9. OWNERSHIP OF CONFIDENTIAL INFORMATION: The Executive hereby agrees that any and all improvements, inventions, discoveries, formulas, processes, methods, know-how, confidential data, trade secrets and other proprietary information (collectively "Work Product") within the scope of any business of the Company or any affiliate which the Executive may conceive or make or has conceived or made during his employment with the Company shall be and are the sole and exclusive property of the Company, and that the Executive shall, wherever requested to do so by the Company, at its expense, execute and sign any and all applications, assignments or other instruments and do all other things which the Company may deem necessary or appropriate (i) in order to apply for, obtain, maintain, enforce or defend letters patent of the United States or any foreign country for any Work Product, or (ii) in order to assign, transfer, convey or otherwise make available to the Company the sole and exclusive right, title and interest in and to any Work Product.

         10. INTERPRETATION; SEVERABILITY: Rights and restrictions in this Noncompetition Agreement may be exercised and are applicable only to the extent they do not violate any applicable laws, and are intended to be limited to the extent necessary so they will not render this Noncompetition Agreement illegal, invalid, or unenforceable. If any term shall be held illegal, invalid, or unenforceable by a court of competent jurisdiction, the remaining terms shall remain in full force and effect. This Noncompetition Agreement does not in any way limit the Company's rights under the laws of unfair competition, trade secret, copyright, patent, trademark or any other applicable laws(s), which are in addition to rights under this Noncompetition Agreement. The existence of a claim by Executive, whether predicated on this Noncompetition Agreement or otherwise, shall not constitute a defense to the Company's enforcement of this Noncompetition Agreement.

       Remainder of page intentionally left blank; signature page follows

         IN WITNESS WHEREOF, the Company and the Executive have executed this Noncompetition Agreement as of the date first written above.



                                       ---------------------------------------
                                       Bruce A. Campbell



                                       FORWARD AIR CORPORATION


                                       By:
                                            ----------------------------------
                                       Its:
                                             ---------------------------------